Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FIRST QUARTER RESULTS FOR 2020

ATLANTA, Georgia, May 11, 2020 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss of $8.1 million, or $0.40 per diluted share, in the first quarter of 2020 compared to net income of $4.2 million, or $0.19 per diluted share, in the first quarter of 2019. The increase in net loss is primarily the result of unrealized losses on equity securities of $8.5 million in the current quarter compared to unrealized gains on equity securities of $6.5 million in the prior year quarter. The market value of the Company’s investment portfolio was significantly impacted by the material declines in the capital markets related to the COVID-19 pandemic and related economic developments. Excluding the effects of realized or unrealized gains or losses and taxes, operating loss (as defined below) improved to $2.0 million in the current year quarter from $2.6 million in the prior year quarter, primarily as a result of favorable loss experience in the Medicare supplement line of business in the Company’s life and health operations. Total insurance premiums increased 1.7% to $45.6 million in the current year quarter compared to $44.8 million in the prior year quarter.  The increase in insurance premiums is primarily the result of an 8.1% increase in the Company’s property and casualty operations somewhat offset by a marginal decline in the life and health operations.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “I couldn’t be more proud of our employees’ efforts during these trying times of the COVID-19 pandemic.  In an unprecedented move, we quickly shifted to a work from home environment with no interruptions in servicing the needs of our policyholders and agents.  Although results for the quarter were overshadowed by recent disruption in the financial markets, I’m encouraged by the improvement in operating results over prior year.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2020	2019
Insurance premiums
Life and health	$30,628	$30,976
Property and casualty	14,922	13,806
Insurance premiums, net	45,550	44,782

Net investment income	2,039	2,334
Realized investment gains, net	249	1,385
Unrealized gains (losses) on equity securities, net	(8,455)	6,489
Other income	27	28

Total revenue	39,410	55,018

Insurance benefits and losses incurred
Life and health	24,049	26,264
Property and casualty	9,534	9,043
Commissions and underwriting expenses	12,626	11,015
Interest expense	476	546
Other expense	2,952	2,865

Total benefits and expenses	49,637	49,733

Income (loss) before income taxes	(10,227)	5,285
Income tax expense (benefit)	(2,140)	1,123

Net income (loss)	$(8,087)	$4,162

Earnings (loss) per common share (basic)	$(0.40)	$0.20
Earnings (loss) per common share (diluted)	$(0.40)	$0.19

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(8,087)	$4,162
Income tax expense (benefit)	(2,140)	1,123
Realized investment gains, net	(249)	(1,385)
Unrealized (gains) losses on equity securities, net	8,455	(6,489)

Non-GAAP Operating loss	$(2,021)	$(2,589)

Selected Balance Sheet Data	March 31, 2020	December 31, 2019

Total cash and investments	$249,563	$281,530
Insurance subsidiaries	243,633	274,730
Parent and other	5,930	6,800
Total assets	347,861	377,626
Insurance reserves and policyholder funds	192,846	201,906
Debt	33,738	33,738
Total shareholders' equity	101,518	118,394
Book value per common share	4.70	5.51
Statutory capital and surplus
Life and health	29,997	35,546
Property and casualty	44,971	45,827